SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        STEREO VISION ENTERTAINMENT, INC.

             (Exact name of registrant as specified in its charter)

                                     NEVADA

         (State or other jurisdiction of incorporation or organization)

                                   95-4786792

                      (I.R.S. Employer Identification No.)

           15452 Cabrieto Road, Suite 204, Van Nuys, California 91406

             (Address of Principal Executive Offices, and Zip Code)

                       CONSULTING AND LEGAL SERVICES PLAN

                              (Full title of plan)

                                   John Honour

                         15452 Cabrieto Road, Suite 204

                           Van Nuys, California 91406

                                 (818) 909-7911

    (Address and telephone number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed
                                                                    Maximum
Title of Securities to be        Amount to be                       Aggregate      Amount of
      Registered                  Registered     Price Per Share    Offering      Registration
                                                                      Price          Fee

 Common Stock, $.001 par value      300,000           $0.05           $15,000       $1.38



1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457 under the Securities Act of 1933.

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Company is offering shares of its common stock to various individuals for consulting and legal services performed on the Company's behalf. This issuance of shares is being made pursuant to a Consulting and Legal Services Plan adopted by the Board of Directors on June 30, 2003 ("Plan"). The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

The consulting services for which these shares are being issued are not in connection with any offer of sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

Item 2. Registrant Information and Employee Plan Annual Information.*

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

REQUESTS SHOULD BE ADDRESSED TO HERKY WILLIAMS, SECRETARY, STEREO VISION ENTERTAINMENT, INC., 15452 CABRIETO RD., SUITE 204, VAN NUYS, CALIFORNIA, 91406,
(310) 205-7998.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company has filed the following  documents  with the Securities and Exchange
Commission: Annual Report on Form 10KSB, filed on October 11, 2002; Quarterly Reports on form 10QSB filed November 19, 2002, February 19, 2003 and May 20, 2003. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference. All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company is authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the OTCBB, under symbol SVSN. The presently outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK. As of June 30, 2003, 3,098,166 shares of Common Stock were outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT: The Company's registrar and transfer agent is Holladay Stock Transfer, 2939 N. 67th Place, Scottsdale, Arizona 85251.

DISSENTERS'  RIGHTS:  Under  current  Nevada  law,  a  shareholder  is  afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK There are currently no shares of Preferred stock issued.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The following documents are filed as Exhibits to this Registration Statement:

5.1 -- Opinion of Counsel regarding the legality of the securities registered hereunder. 10.2 -- Consulting and Legal Services Plan 23.1 -- Consent of Counsel(included in Exhibit 5.1) 23.2 -- Consent of Robison, Hill & Co.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 [ remainder of page intentionally left blank ]

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, California on July 9, 2003.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Stereo Vision Entertainment, Inc. (Registrant)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Nuys, California on July 9, 2003.

Stereo Vision Entertainment, Inc.

By   /s/ John Honour
-----------------------------------------------------
John Honour, CEO/President/Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                           Title                          Date

/s/ John Honour
John Honour               CEO/President/Director             July 9, 2003

/s/ Herky Williams
Herky Williams            Secretary-Treasurer/Director       July 9, 2003


Exhibit 5.1

HESKETT & HESKETT, Attorneys at Law, Jack Heskett, 501 South Johnstone, Suite 501, Telephone (918) 336-1773, John Heskett, Bartlesville, Oklahoma 74003, Facsimile (918) 336-3152, Bill Heskett (1933-1993), Email: hesklaw@aol.com

                                  June 30, 2003

Stereo Vision Entertainment, Inc.

15452 Cabrieto Road, Suite 204
Van Nuys CA 91406

Re:      Opinion of Counsel - Registration Statement on Form S-8
Gentlemen:

We have acted as counsel for Stereo Vision Entertainment, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, (the "Registration Statement"). You have requested our opinion in connection with the registration by the Company of 300,000 shares the "Shares") of its common stock to be issued pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). Such registration statement, as amended or supplemented is hereinafter referred to as the "Registration Statement". The Shares are to be issued under Stereo Vision Entertainment, Inc., 2003 Second Consulting and Legal Services Plan (the "Plan").

You have advised that:

1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.

2. The Shares will be issued to consultants and participants in the Plan as compensation for their services on behalf of the Company. Such persons have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.

3. The shares to be issued to these individuals will be pursuant to corporate resolution and the approval of the Board of Directors of the Company. These shares registered pursuant to the Registration Statement and will be issued without restrictive legend to those persons who are not deemed to be affiliates of the Company as defined in Rule 405 of the Act.

We have read such documents as have been made available to us. For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. Further, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Plan and the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states of foreign jurisdictions in which the Shares may be sold, we are of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and no assessable shares of common stock of the Company.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by any Plan participants, once properly and legally issued pursuant to the Plan as described in the Registration Statement.

We hereby  consent to the filing of this opinion with the  Commission as Exhibit
5.1 to the Registration Statement. We also consent to the reference to our firm under the heading in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-8 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities assumable under the Plan.

We do not express any opinion as to matters governed by laws other than those of the federal laws of the United States.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal law of the United States be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of the Registration Statement.

                                            Sincerely,

/s/ John Heskett, Esq.
Heskett & Heskett


Exhibit 10.2

                        STEREO VISION ENTERTAINMENT, INC.

                 2003 SECOND CONSULTING AND LEGAL SERVICES PLAN

1.  Purpose of the Plan.  The  purpose of the 2003 Second  Consulting  and Legal
Services Plan ("Plan") of Stereo vision entertainment, Inc., a Nevada corporation, ("Company") is to provide the Company with a means of compensating selected key consultants and legal service providers to the Company and its subsidiaries for their services rendered with shares of Common Stock of the Company.

2. Administration of the Plan. The Plan shall be administered by the Company's Board of Directors (the "Board").

2.1 Award or Sales of shares. The Company's Board shall (a) select those consultants legal service providers to whom shares of the Company's Common Stock shall be awarded or sold, and (b) determine the number of shares to be awarded or sold; the time or times at which shares shall be awarded or sold; whether the shares to be awarded or sold will be registered with the Securities and Exchange Commission; and such conditions, rights of repurchase, rights of first refusal or other transfer restrictions as the Board may determine. Each award or sale of shares under the Plan may or may not be evidenced by a written agreement between the Company and the persons to whom shares of the Company's Common Stock are awarded or sold.

2.2 Consideration for Shares. Shares of the Company's Common Stock to be awarded or sold under the Plan shall be issued for services rendered, having a value not less than par value thereof, as shall be determined from time to time by the Board in its sole discretion.

2.3 Board Procedures. The Board from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Board shall keep minutes of its meetings and records of its actions. A majority of the members of the Board shall constitute a quorum for the transaction of any business by the Board. The Board may act at any time by an affirmative vote of a majority of those members voting. Such vote shall be taken at a meeting (which may be conducted in person or by any telecommunication medium) or by written consent of Board members without a meeting.

2.4 Finality of Board Action. The Board shall resolve all questions arising under the Plan. Each determination, interpretation, or other action made or taken by the Board shall be final and conclusive and binding on all persons, including, without limitation, the Company, its stockholders, the Board and each of the members of the Board.

2.5 Non-Liability of Board Members. No Board member shall be liable for any action or determination made by him in good faith with respect to the Plan or any shares of the Company's Common Stock sold or awarded under it.

2.6 Board Power to amend, Suspend, or Terminate the Amendment to the Plan. The Board may, from time to time, make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its Stockholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion.

3. Shares Subject to the Plan. For purposes of the Plan, the Board of Directors is authorized to sell or award up to 300,000 shares and/or options of the Company's Common Stock. $.001 par value per share ("Common Stock").

4. Participants. All key consultants and qualified legal service providers to the Company and any of its subsidiaries (sometimes referred to herein as ("participants") are eligible to participate in the Plan. A copy of this Plan shall be delivered to all participants, together with a copy of any Board resolutions authorizing the issuance of the shares and establishing the terms and conditions, if any, relating to the sale or award of such shares.

5. Rights and Obligations of Participants. The award or sale of shares of Common stock shall be conditioned upon the participant providing to the Board a written representation that, at the time of such award or sale, it is the intent of such person(s) to acquire the shares for investment only and not with a view toward distribution. The certificate for unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under the pertaining law. The providing of such representation and such restriction on transfer shall not, however, be required upon any person's receipt of shares of Common Stock under the Amendment to the Plan in the event that, at the time of award or sale, the shares shall be (i) covered by an effective and current registration statement under the Securities Act of 1933, as amended, and (ii) either qualified or exempt from qualification under applicable state securities laws. The Company shall, however, under no circumstances be required to sell or issue any shares under the Amendment to the Plan if, in the opinion of the Board, (i) the issuance of such shares would constitute a violation by the participant or the Company of any applicable law or regulation of any governmental authority, or (ii) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

6. Payment of Shares.

(a) The entire purchase price of shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such shares are purchased, except as provided in subsection (b) below.

(b) At the discretion of the Board, Shares may be issued under the Plan in consideration of services rendered; provided, however, that any issuance of shares under the Plan shall be in compliance with Section NRS 78.211 the Nevada Revised Statutes as amended.

7. Adjustments. If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares which may be granted under the Amendment to the Plan.

8. Tax Withholding. As a condition to the purchase or award of shares, the participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or award.

9. Terms of the Plan.

9.1 Effective Date. The Plan shall become effective on June 30, 2003.

9.2 Termination Date. The Plan shall terminate at Midnight on December 31, 2003, and no shares shall be awarded or sold after that time. The Plan may be suspended or terminated at any earlier time by the Board within the limitations set forth in Section 2.6.

10. Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. The adoption of the Amendment to the Plan by the Board shall not be construed as creating any limitations on the power of authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

11. Governing Law. The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the state of Nevada.



Exhibit 23.1

Included within Exhibit 5.1 (Opinion of Counsel)


Exhibit 23.2

To the Board of Directors Stereo Vision Entertainment, Inc.

                         CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 19, 2002 accompanying the consolidated financial statements of Stereo Vision Entertainment Inc., appearing in the Report 10-KSB, for the year ended June 30, 2002, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report. Respectfully Submitted,

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
July 9, 2003